SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                Commission File Number  1-8930

                             H.F. Ahmanson & Company
             (Exact name of registrant as specified in its charter)

        4900 Rivergrade Road, Irwindale, California 91706, (626) 960-6311
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                     Common Stock, par value $.01 per share
                  6.00% Cumulative Convertible Preferred Stock,
               Series D (Title of each class of securities covered
                                  by this Form)

                                      None
              (Titles of all other classes of securities for which
                  a duty to file reports under section 13(a) or
                                 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       |_|        Rule 12h-3(b)(1)(ii)       |_|
Rule 12g-4(a)(1)(ii)      |_|        Rule 12h-3(b)(2)(i)        |_|
Rule 12g-4(a)(2)(i)       |_|        Rule 12h-3(b)(2)(ii)       |_|
Rule 12g-4(a)(2)(ii)      |_|        Rule 15d-6                 |_|
Rule 12h-3(b)(1)(i)       |X|

Approximate  number of holders of record as of the certification or notice date:
None

Pursuant to the requirements of the Securities Exchange Act of 1934 Washington Mutual, Inc. as successor to Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    WASHINGTON MUTUAL, INC.
                                    (as successor to H. F. Ahmanson & Company)
DATE:  October 13, 1998
                                    /s/ Kerry K. Killinger
                                    --------------------------------------
                                    Kerry K. Killinger, President
                                    and Chief Executive Officer